Exhibit 99.1

TRANSGENOMIC PROVIDES FINANCIAL AND BUSINESS UPDATE

Conference Call to Be Held at 5:00 PM Eastern Time Today

Omaha, Neb. (April 15, 2015) - Transgenomic, Inc. (NASDAQ: TBIO) today provided a business update and financial review for the year ended December 31, 2014.

“In 2014, we made good progress in building a foundation for renewed growth at Transgenomic,” said Paul Kinnon, Transgenomic’s President and Chief Executive Officer. “We executed on the development of Multiplexed ICE COLD-PCR (MX-ICP) in 2014, setting the stage for validation of the product in 2015 and its launch in the second quarter. A key recent development is that we have added the capability to use MX ICP quantitatively on sequencing platforms. This further expands the commercial potential of MX-ICP and its potential to enable the adoption of truly personalized, or precision medicine. We also continued to make progress strengthening our designated core businesses and resolving several infrastructure issues that have been obstacles to greater success over the past year.”

Mr. Kinnon continued, “MX-ICP has the advantage that it works with all current sequencing platforms to make possible the minimally-invasive detection and monitoring of genetic alterations that we believe are essential to the wide adoption of personalized medicine and treatment. The ability of MX-ICP to reduce or eliminate the need for costly and painful tissue biopsies, its ultra-high sensitivity and simplicity, and its unparalleled flexibility to work with all types of patient samples and with all genetic analysis platforms make it the ideal enabling technology for the nascent revolution in cancer treatment. MX-ICP will, we believe, accelerate the growth of the cancer diagnostics market, which we estimate is currently in excess of $2.5 billion annually. The fact that MX-ICP is valuable across industry segments, including laboratory equipment manufacturers, major biopharmaceutical firms and clinical laboratory companies, further strengthens our confidence in our strategy of focusing on licensing and partnerships to achieve broad and rapid adoption of MX-ICP in the research and clinical markets. Another validation of our approach was our success in recently recruiting a senior industry executive with a stellar business development background to oversee the business development campaign for MX-ICP.”

“Along with our progress in laying the groundwork for ramping up the commercial launch of MX-ICP over the rest of the year, we also have worked to solidify the current businesses we view as core, such as our Patient Testing business, which recorded good growth in the fourth quarter of 2014 and year-over-year. In addition, we expect the ability to perform MX-ICP for clinical studies for our Pharma and Biotech clients is a major opportunity for revenue generation in our Biomarker Identification business, with the aim of bringing on new clients and new projects in 2015,” said Mr. Kinnon.

Mr. Kinnon added, “We are optimistic that the issues with receivables we saw during the implementation of our new billing and LMS system are behind us, as our new systems are coming fully on board. We also believe that redeploying selected non-core assets as we did with our SURVEYOR business last year makes good sense, and we may execute additional transactions of this type going forward. We are optimistic that as we head further into 2015 we are well positioned to capitalize on the value of the MX-ICP technology.”

Review of Fourth Quarter Financial Results

Net sales for the fourth quarter of 2014 were $7.7 million compared with $6.2 million for the same period in 2013, an increase of 24%. Sales in the Laboratory Services segment increased 73% from the comparable period last year, primarily reflecting higher sales in our Patient Testing business, which were spurred by a number of new products launched in late 2013. These gains were partially offset by lower sales in our Contract Laboratory services business. In the Genetic Assays and Platforms segment, net sales in the fourth quarter of 2014 declined $0.6 million as compared to the same period in 2013, primarily due to the sale of Transgenomic’s Surveyor Kits product line during the third quarter of 2014, which resulted in lower sales of bioconsumables.

Operating expenses were $8.4 million during the fourth quarter of 2014, compared with $5.7 million in the prior year period. The $2.7 million increase in operating expenses was primarily due to a higher bad debt provision in the fourth quarter of 2014 as compared to the fourth quarter of 2013, partially offset by lower stock compensation costs.

The net loss for the fourth quarter of 2014 was $5.8 million, or $0.77 per share, compared with a net loss of $4.0 million or $0.57 per share for the fourth quarter of 2013. Cash and cash equivalents were approximately $1.6 million at both December 31, 2014 and December 31, 2013.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the company's results, showed a loss of $5.2 million for the fourth quarter of 2014, compared to a loss of $2.7 million for the same period in 2013. A reconciliation of Net Loss to Modified EBITDA is presented below.

Review of 2014 Full Year Financial Results

Net sales for the twelve months ended December 31, 2014 were $27.0 million, compared with $27.5 million for the same period in 2013. The $0.5 million decline includes a 13% decrease in the Genetic Assays and Platforms segment as a result of lower instrument sales and lower bioconsumables sales resulting from the sale of our Surveyor Kits product line during 2014. The Company also recorded lower sales in the Laboratory Services segment of its Contract Laboratory services business. These decreases were partially offset by a 23% increase in Patient Testing sales in 2014, reflecting the impact of new products launched in late 2013, as well as sales increases in the core Laboratory Services business itself.

Gross profit was $9.7 million, or 36% of net sales in 2014, compared with gross profit of $10.8 million, or 39% of net sales for the same period in 2013. The decrease was largely attributable to lower sales in the Contract Laboratory services business and lower revenues from instrument and bioconsumables sales in the Genetic Assays and Platforms segment. These decreases were partially offset by increased gross profit from Patient Testing sales.

Operating expenses were $27.0 million in 2014, compared with $26.5 million in 2013. The increase is primarily due to higher provisions for bad debt in 2014 as compared to 2013, partially offset by decreased stock compensation and amortization costs. For the twelve months ended December 31, 2014 and 2013, non-cash income related to warrant revaluation was $0.5 million and $0.3 million, respectively.

As previously disclosed, in July 2014, Transgenomic sold the rights to its SURVEYOR Nuclease technology and assets for a minimum of $4.25 million in cash. During the third quarter of 2014, the Company recorded a net gain of $4.1 million as a result of this sale. The net loss for the twelve months ended December 31, 2014 was $13.9 million or $2.01 per share, compared with a net loss of $16.0 million, or $2.30 per share, for the comparable period of 2013.

As previously announced, during the first quarter of 2014, the Company completed a financing that raised $7 million from affiliates of Third Security, LLC, a leading life sciences investment firm. The net proceeds from this financing were used to pay down a revolving credit line and for working capital and other general corporate purposes. During the fourth quarter of 2014, Transgenomic completed financings that raised approximately $3.1 million in net proceeds. These proceeds were used for working capital and other general corporate purposes.

Recent Highlights

•	Transgenomic Expands License Agreement with Exiqon to Support Global Commercialization of Its Multiplexed Ice Cold-PCRTM for Cancer Liquid Biopsies: On March 11, 2015, Transgenomic announced that it had signed an amended license with Exiqon A/S for the expansion of rights to their Locked Nucleic Acid (LNA™) oligonucleotides, which offer dramatically improved sensitivity and specificity compared to traditional DNA chemistries. The agreement provides access to LNA oligos for use with all of Transgenomic’s proprietary ultra-high sensitivity mutation enrichment technologies, including its Multiplexed ICE COLD-PCR. It covers Transgenomic’s commercial worldwide use of LNA oligos for analysis of all cancer genes on all platforms, including cutting edge approaches such as next-generation sequencing.

•	Transgenomic Announces Closing of Public Offering of Common Stock: On March 4, 2015, Transgenomic announced the closing of an underwritten public offering of the Company’s common stock and corresponding warrants. After the underwriting discount and offering expenses, the Company received net proceeds of approximately $6.2 million.

Conference Call

Transgenomic management will host a conference call to discuss the business and financial update at 5:00 p.m. Eastern Time today. To access the call via telephone, please dial 866-952-1907 from the U.S. or Canada or 785-424-1826 for international participants and enter conference ID TRANS. The call also will be broadcast live over the Internet. To listen to the webcast, please log onto the Company’s Investor Relations web page at http://www.transgenomic.com/investor-relations/quarterly-conference-calls and follow the instructions. An archived webcast of the call will be available for 30 days. A telephone replay will be available from 8:00 p.m. Eastern Time April 15, 2015 through 11:59 p.m. Eastern Time on April 29, 2015 by dialing 800-839-1232 (domestic) or 402-220-0460 (international).

About Transgenomic

Transgenomic, Inc. is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through advanced diagnostic technologies, such as its revolutionary ICE COLD-PCRTM and its unique genetic tests provided through its Patient Testing business. The company also provides specialized clinical and research services to biopharmaceutical companies developing targeted therapies and sells equipment, reagents and other consumables for applications in molecular testing and cytogenetics. Transgenomic’s diagnostic technologies are designed to improve medical diagnoses and patient outcomes.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets, expectations regarding new clients, projects and prospects, MX-ICP’s ability to accelerate the Company’s growth and generate revenue, and the operation of our billing systems. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact	Media Contact
Susan Kim	Barbara Lindheim
Argot Partners	BLL Partners
212-600-1902	212-584-2276

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
NET SALES:
Laboratory Services	$4,926	$2,840	$16,520	$15,391
Genetic Assays and Platforms	2,770	3,378	10,563	12,153
	7,696	6,218	27,083	27,544
COST OF GOODS SOLD	5,077	4,142	17,362	16,790
GROSS PROFIT	2,619	2,076	9,721	10,754
OPERATING EXPENSES:
Selling, general and administrative	7,714	4,782	24,146	23,301
Research and development	726	905	2,897	3,212
	8,440	5,687	27,043	26,513
LOSS FROM OPERATIONS	(5,821)	(3,611)	(17,322)	(15,759)
OTHER INCOME (EXPENSE):
Interest expense, net	(175)	(182)	(665)	(642)
Change in fair value of warrants	255	(300)	455	300
Gain on sale of product line	—	—	4,114	—
Other, net	1	6	—	60
	81	(476)	3,904	(282)
LOSS BEFORE INCOME TAXES	(5,740)	(4,087)	(13,418)	(16,041)
INCOME TAX EXPENSE (BENEFIT)	53	(105)	524	(54)
NET LOSS	$(5,793)	$(3,982)	$(13,942)	$(15,987)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(305)	(181)	(1,144)	(726)
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(6,098)	$(4,163)	$(15,086)	$(16,713)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.77)	$(0.57)	$(2.01)	$(2.30)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	7,909,720	7,353,810	7,493,844	7,266,642

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
NET LOSS	$(5,793)	$(3,982)	$(13,942)	$(15,987)

INTEREST EXPENSE	176	182	666	642

INCOME TAX (BENEFIT) EXPENSE	53	(105)	524	(54)

DEPRECIATION AND AMORTIZATION	678	646	2,248	2,748

CHANGE IN FAIR VALUE OF WARRANTS	(255)	300	(455)	(300)

STOCK COMPENSATION EXPENSE	(58)	294	939	462

MODIFIED EBITDA	$(5,199)	$(2,665)	$(10,020)	$(12,489)

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(unaudited)
	December 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,609	$1,626
Accounts receivable, net	7,627	5,314
Inventories, net	3,005	3,957
Other current assets	1,191	938
Total current assets	13,432	11,835
PROPERTY AND EQUIPMENT, NET	1,482	2,003
OTHER ASSETS:
Goodwill	6,918	6,918
Intangibles, net	7,964	9,195
Other assets	210	327
	$30,006	$30,278
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$11,115	$8,625
OTHER LIABILITIES:
Long term debt, less current maturities	7,375	6,318
Common stock warrant liability	145	600
Accrued preferred stock dividend	3,130	1,986
Other long-term liabilities	1,688	1,303
Total liabilities	23,453	18,832

STOCKHOLDERS’ EQUITY	6,553	11,446
	$30,006	$30,278